EXHIBIT 99.1

JUTA KETARA SDN BHD

32B Jalan SS2/66

47300 Petaling Jaya

Selangor, Malaysia

May 20, 2010

Yazlin Amin

Director

BlueCircle Technology Sdn Bhd

Lot 264/37 Jalan Cheras Perdana Barat

43200 Cheras

Selangor

Dear Sirs

This exclusive binding letter of intent (“Letter of Intent”) shall confirm our mutual intentions to engage in exclusive negotiations toward a formal purchase agreement (“Asset Purchase Agreement”) by which Juta Ketara Sdn Bhd will purchase all of the rights and assets, including but not limited to, accounts receivable; inventory at lower of cost or fair market value; certain assets; customer lists; databases; sales, service and vendor contracts constituting the solar energy business of Seller (the “Transaction”) subject to completion of a due diligence and agreement on the final terms and conditions of the proposed Transaction.

For purposes of this Letter of Intent, Juta Ketara Sdn Bhd will be referred to as “Purchaser” and BlueCircle Technology Sdn Bhd will be referred to as “Seller.”

1.

Negotiation of Definitive Agreement. The parties  shall  proceed  to  engage  in  negotiations  in  an  attempt  to  agree  upon  and  execute  the  Asset Purchase Agreement as soon as practicable, but in no event later than forty five days from the date of the Letter of Intent.  The rights and obligations of the parties shall be set forth in a Asset Purchase Agreement to be agreed upon and executed by the Purchaser and Seller.

2.

Purchase of Assets and Contracts.   Purchaser will purchase from Seller, and Seller will convey to Purchaser, all of Seller’s title and interest in and to certain of the assets, tangible and intangible and wherever located, which are owned by Seller and used in or necessary for Seller’s business (the “Assets”).  Such rights, titles and interest in these assets include without limitation the machinery and equipment, testing devices, computer equipment (hardware, software, peripherals, laptops, etc), any tooling and any other types of fixed assets required to perform on the contracts secured by our company and which assets and contracts are being transferred to Purchaser.  Incident to the purchase of the Assets, Purchaser will assume the current obligations associated with the listed Assets at the closing to the extent that such liabilities and obligations have been incurred in the ordinary course of business consistent with past practices and are specifically identified in the Asset Purchase Agreement.

3.

Purchase Price.  The purchase price for the rights and Assets subject to post closing adjustments will be approximately $1,550,000 payable in cash at closing.

4.

Exclusivity.   Seller agree that it shall not negotiate with any parties other than Purchaser and/or affiliates thereof  with  respect  to a  purchase  of  certain operating assets and contracts of  Seller for  a  period  of  forty five  days  from  and after the execution of this Letter of Intent.

5.

Due Diligence.  Purchaser will have the right to conduct due diligence investigation of the business and assets of Seller as Purchaser, in its sole discretion, deems appropriate.  If the results of this due diligence investigation are unsatisfactory to Purchaser, in its sole determination, then Purchaser will have the option to terminate the Asset Purchase Agreement

6.

Confidentiality; Publicity.  Each of the party shall maintain the confidentiality  of and shall not disclose any of  the terms and conditions of this Letter  of  Intent  (including  its  existence  or  the  fact  that  the  parties  are  in  negotiations)  and  any  other information  related  to  the  other  party  or  its  representatives  or  affiliates  except  to  the  extent  required  by law (provided that any party so required shall provide the other party with the contents of such disclosure as soon as reasonably  practicable prior  to making such disclosure). It is agreed that all  press releases or  other  public  communications  of  any  sort  relating  to  this  Letter  of  Intent  or  the  transactions contemplated  herein,  including  the  method  of  release  for  publication  thereof,  shall  be  subject  to  the approval of  each of the parties  hereto;  provided, however, that the parties  shall be entitled to  make  such disclosures as may be required pursuant to applicable law or the lawful requirements of any governmental agency or by order of a court of competent jurisdiction.

7.

Termination.  This Letter of Intent shall terminate and be of no further force and effect upon the earlier of (i) the date upon which the parties execute the Asset Purchase Agreement or (ii) the failure of the parties to execute the Agreement within forty five days from the signing of this Letter of Intent  unless extended in writing by the parties.  In the event of such termination, neither party shall have any claim of whatsoever nature against the other party,

8.

Costs and Expenses.  Except as otherwise specifically set forth herein, each party will bear its own expenses in connection with the contemplated Transaction, including, without limitation, any costs associated with this Letter of Intent and the Asset Purchase Agreement contemplated hereunder.

9.

Effect of this Letter of Intent.  This Letter of Intent is intended as a binding contract between the parties.  It shall be mutually enforceable by each party as against the other.

If the foregoing accurately sets forth your understanding, please date, sign and return the enclosed copy of this Letter of Intent to the undersigned.  In the event this letter is not accepted by you on or before 5.00 p.m. May 31, 2010, the provisions of this letter will be null and void.

Yours truly

JUTA KETARA SDN BHD

/s/ Kamaruddin Bujang

Kamaruddin Bujang

Director

Understood, agreed and accepted.

/s/  Yazlin Amin

Name:  Yazlin Amin

Director

BlueCircle Technology Sdn Bhd

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